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                                                                       Exhibit 3
    STATE OF DELAWARE
   SECRETARY OF STATE
 DIVISION OF CORPORATIONS
FILED 09:00 AM 12/10/1997
  971423636 - 2006551


                            CERTIFICATE OF AMENDMENT
                                      OF
                         CERTIFICATE OF INCORPORATION
                                      OF
                    SEILER POLLUTION CONTROL SYSTEMS, INC.

        Seiler Pollution Control Systems, Inc., a corporation organized in the State of Delaware (the "Company") and existing under and by virtue of the General Corporation Law of the State of Delaware, 8 Del. C. Section 101 et. seq.

        DOES HEREBY CERTIFY:

        FIRST: That at a meeting of the Board of Directors held on May 20, 1997, the Board of Directors duly adopted a resolution setting forth a proposed amendment to the Certificate of Incorporation of said Company and recommending that the amendment be considered by the shareholders at the next Annual Meeting of Shareholders. The resolution setting forth the proposed amendment is as follows:

                RESOLVED, that the Board recommends to the shareholders that the Company's Certificate of Incorporation be amended to increase the number of authorized shares of Common Stock from 25,000,000 shares to 35,000,000 shares and that the matter be voted upon at the 1997 Annual Meeting of Shareholders.

        SECOND: That the holders of a majority of the outstanding shares of Common Stock of the Company adopted the proposed amendment at a duly called Annual Meeting of Shareholders held on November 12, 1997.

        THIRD: Accordingly, Article FOURTH of the Certificate of Incorporation of the Company be, and it hereby is, amended in its entirety to read as set forth below:

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                FOURTH:  The total number of shares of stock
                which the Corporation shall have authority to issue is Thirty five Million (35,000,000). The par value of each of said shares is $.0001. All such shares are of one voting class and are shares of common stock without cumulative voting rights and without preemptive rights.

        FOURTH: That said amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

        IN WITNESS WHEREOF, said Seiler Pollution Control Systems, Inc., has caused this Certificate to be executed by its Vice-President and Secretary this 9th day of December, 1997.

                                SEILER POLLUTION CONTROL SYSTEMS, INC.


                                      /s/ Alan B. Sarko
                                By:-----------------------------------
                                   Name:  Alan B. Sarko
                                   Title: Vice-President and Secretary